                                                                      Exhibit 11


                   COMPUTATION OF NET LOSS PER COMMON SHARE

                               MGI PHARMA, INC.

                                  (Unaudited)


The following information is required in computations of primary and fully diluted loss per common share in each year ended December 31:

                                       Year Ended December 31,
                             -------------------------------------------
                                 1996           1995           1994
                             -------------  -------------  -------------
LOSS:
 Loss                         $(6,621,747)   $(2,614,478)   $(9,696,946)

COMMON SHARES:
 Adjusted weighted shares
  outstanding (a)              13,178,790     12,508,639     11,784,027

LOSS PER COMMON SHARE:
  Net loss                    $     (0.50)   $     (0.21)   $     (0.82)

(a) Net loss per common share shown on the face of the statements of operations is the equivalent of a simple capital structure presentation since it excludes common stock equivalents as their effect is antidilutive. There are no pro forma fully diluted share outstanding adjustments, so primary and fully diluted share amounts are identical.